Thursday May 13, 9:29 am Eastern Time
Note: there is a subsequent correction for this article.

Company Press Release

SOURCE: Internet Stock Market Resources, Inc.

Internet Stock Market Resources, Inc. Announces Lahania Acquisition, Inc. as Newest Member

ST. PETERSBURG, Fla., May 13 /PRNewswire/ -- Internet Stock Market Resources, Inc. (OTC Bulletin Board: ISMR - news) is announcing the addition of Lahania Acquisition, Inc., (OTC Bulletin Board: LAHA - news) to its listed member organization.

Lahaina Acquisitions, Inc. is a public holding company whose mission is to build a growth-oriented covey of operations. There are currently three distinct divisions being formed, each pursuing an independent business strategy. The Resort Strategies Group (RSG) is focused on real estate and related businesses within emerging resort markets. The Financial Services Group (FSG) provides mortgage financing and consumer credit primarily within Sunbelt markets. The Internet & Communications Group (ICG) provides advertising, marketing and electronic commerce, which takes advantage of the latest capabilities for interactive online, ``on-demand'' streaming of video and audio via the Internet, including integrated solutions for marketing, training and e-commerce applications in retail, lodging and real estate.

For on-line investor information on LAHA go to:
http://www.internetstockmarket.com/corpprof/l/laha.html

For general investor relations call: 661-775-8120, ext. 11 or visit website at: http://www.laha.com

To receive updates on ISMR's Emerging Companies subscribe at http://www.internetstockmarket.com/listed/inquiry.html

Internet Stock Market Resources, Inc. is an information exchange and web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid up-to-date information on publicly traded companies. All information is supplied by the companies upon becoming a member of ISMR and paying necessary fees to ISMR. Stock information and related financial material is included by ISMR at no extra charge.

Additional clients of Internet Stock Market Resources, Inc. who receive on-line investor relations services include: TMEX USA,Inc., (OTC Bulletin
Board: TMXU - news), Fonix Corp (Nasdaq: FONX - news), Alpha Bytes, (OTC Bulletin Board: ABYT - news); iVision Group (OTC Bulletin Board: IVIG -
news), Viking Capital Group Inc. (OTC Bulletin Board: VGCP - news),
First Florida Communications (OTC Bulletin Board: FFCI - news), and Sunpoint Securities, Inc. (OTC Bulletin Board: SNPC - news), and Pinnacle Business Management, Inc. (OTC Bulletin Board: PCBM - news).

Internet Stock Market Resources, Inc. herewith states that no other company mentioned in this release is related to Lahania Acquisition, Inc. nor is any company mentioned in this release related to Internet Stock Market Resources, Inc. except through normal business relationships. For information regarding Internet Stock Market Resources, Inc., please contact: Budd Morris, Pres.
Ph: 727.896.9696 or e-mail morrisb@internetstockmarket.com

SAFE HARBOR -- Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future periods to differ materially from forecasted results.

SOURCE: Internet Stock Market Resources, Inc.